Exhibit 3.25

CERTIFICATE OF INCORPORATION

OF

FLEET SERVICES HOLDING CORP.

a Delaware Corporation

Article I.

The name of the Corporation is Fleet Services Holding Corp.

Article II.

The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at that address is the Corporation Service Company.

Article III.

The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV.

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value ($1.00) per share. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether or not hereafter authorized.

A. Voting Rights. The holders of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of shareholders.

B. Dividend Rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Article V.

The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. The initial two Directors of the Corporation shall be Stephen B. Clarkson and Peter A.V. Huegel, both of whom have the following address: Newport News Shipbuilding, 4101 Washington Avenue, Newport News, Virginia 23607.

Article VI.

The Board of Directors may make, alter or repeal the Bylaws of the Corporation, provided, however, that any provisions of the Bylaws adopted or required to be adopted pursuant to the Delaware General Corporation Law by the stockholders of the Corporation may only be made, altered or repealed by the stockholders of the Corporation.

Article VII.

The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect. A Director of this Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Any amendment, modification or repeal shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to such amendment, modification or repeal.

Article VIII.

The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section 145 of the Delaware General Corporation Law and under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, expenses incurred by a Director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with Section 145 of the Delaware General Corporation Law or as authorized in the Bylaws of the Corporation.

Article IX.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

The undersigned hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 12th day of May, 1999.

/s/ Coburn R. Beck
Incorporator Coburn R. Beck Hunton & Williams 951 East Byrd Street Richmond, Virginia 23219

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

Fleet Services Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 4th day of February, 2002.

/s/ Scot Ferraro

Scot Ferraro, Vice President